CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the to the incorporation of our report on the financial statements of Maverick Brands, LLC dated June 14, 2017, relating to our audit of the financial statements of Maverick Brands, LLC for the year ended December 31, 2016 and our review of the financial statements of Maverick Brands, LLC for the three months ended March 31, 2017 in the 8-K/A of New Age Beverages Corporation.

/s/ Accell Audit & Compliance, P.A.
June 14, 2017